                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement                     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BLACK BOX CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             BLACK BOX CORPORATION
                                1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 10, 1998

                            ------------------------

To the Stockholders of
Black Box Corporation:

     The Annual Meeting of Stockholders of Black Box Corporation will be held at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219 on Monday, August 10, 1998, at 11:00 a.m., to consider and act upon the following matters:

        1. The election of five (5) members of the Board of Directors;

        2. The approval of an amendment to the 1992 Stock Option Plan to increase the number of shares authorized under the Plan;

        3. The approval of an amendment to the 1992 Director Stock Option Plan to increase the number of shares authorized under the Plan;

        4. Ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 1999; and

        5. Such other matters as may properly come before the meeting.

     The Board of Directors has established the close of business on Friday, June 19, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     IT IS REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ FRED C. YOUNG
                                        ------------------------
                                        Fred C. Young, Secretary

June 29, 1998

                             BLACK BOX CORPORATION
                                1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055
                            ------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS

                                AUGUST 10, 1998

     This proxy statement is being furnished to the holders of the Common Stock, par value $.001 per share (the "Common Stock"), of Black Box Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Monday, August 10, 1998, at 11:00 a.m., at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219, or at any adjournment thereof. This proxy statement and form of proxy was first mailed to stockholders on or about July 1, 1998. A copy of the Company's Annual Report to Stockholders for the year ended March 31, 1998 is being furnished with this proxy statement.

     Only holders of the Common Stock of record as of the close of business on Friday, June 19, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, 16,774,331 shares of Common Stock, each entitled to one vote per share, were outstanding.

     All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and each of the matters submitted by the Board of Directors for vote by the stockholders. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

     Under the Company's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Restated By-Laws, as amended (the "By-Laws"), and applicable state law, abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present. Abstentions and broker non-votes, if any, are tabulated on the proposals presented to stockholders. Abstentions and broker non-votes will have no effect on the proposals presented in this Proxy Statement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTOR, FOR APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES FOR WHICH OPTIONS MAY BE GRANTED UNDER THE 1992 STOCK OPTION PLAN, FOR APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES FOR WHICH OPTIONS MAY BE GRANTED UNDER THE 1992 DIRECTOR STOCK OPTION PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the number of directors constituting the entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by the Board of Directors. At present, the Board has fixed the number of directors at seven (7) members, and has directed that the number of directors be decreased to five (5) members effective as of the date of the Annual Meeting.

     All directors of the Company are elected each year. Therefore, five (5) directors are to be elected at the Annual Meeting to hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of the stockholders to remove any director as provided in the By-Laws. Any vacancy in the office of a director may be filled by the stockholders. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his successor is elected and has qualified or until his or her earlier death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

     The holders of Common Stock have one vote for each share owned as of the record date in the election of directors. The five (5) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 1999.

     The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of William F. Andrews, William R. Newlin, William Norred, Brian D. Young and Fred C. Young, nominees of the Board of Directors, each of whom presently serves as a director of the Company.

     The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

     The following sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting.

     WILLIAM F. ANDREWS, 66, was elected a director of the Company on May 18, 1992. He currently is Chairman of Scovill Fasteners, Inc. (leading manufacturer of apparel fasteners) and was Chairman of Schrader-Bridgeport International, Inc. (worldwide manufacturer of automotive tire valves and industrial valves) until May 1998. He was Chairman, President and Chief Executive Officer and a director of Amdura Corporation from January 1993 to January 1995, and was also an advisor/consultant to Investor International (U.S.), Inc. and had held such position from February 1992 to February 1994. Prior to such time, Mr. Andrews was the President and Chief Executive Officer of UNR Industries, Inc. from April 1990 to January 1992. He is also a director of Navistar (International Harvester), Southern New England Telephone Company, Corrections Corporation of America, Johnson Controls, Katy Industries, Northwestern Steel & Wire and Dayton Superior.

     WILLIAM R. NEWLIN, 57, was elected a director of the Company on December 18, 1995. He has served as Managing Partner of Buchanan Ingersoll Professional Corporation (attorneys at law) since 1980. He also serves as a Managing General Partner of CEO Venture Funds (private venture capital funds). He is also Chairman of the Board of Kennametal Inc. and JLK Direct Distribution Inc. and a director of National City Bank of Pennsylvania, Parker/Hunter Incorporated and the Pittsburgh High Technology Council.

     The Company engaged Buchanan Ingersoll Professional Corporation to perform legal services during fiscal 1998 and fiscal 1999.

     WILLIAM NORRED, 57, was elected a director of the Company on May 18, 1992. He is currently the President and Chief Executive Officer of Sportsmen's Lodge and has held these positions since August 1990. He is also the President and Chief Executive Officer of Quor Resorts, Inc. and has held these positions since October 1987. He has over 20 years of experience in the data communications industry, including the founding of MICOM Systems, Inc. in 1973.

     BRIAN D. YOUNG, 43, was elected a director of the Company on September 17, 1988. From February 1989 through January 1992, he was President of the Company. He has been a General Partner of Eos Partners, L.P. (investment partnership) since January 1994. He was a General Partner of Odyssey Partners from February 1986 to December 1993. He is also a director of Gundle Environmental Systems, Inc. and Archer Resources, Ltd.

     FRED C. YOUNG, 42, was elected a director of the Company on December 18, 1995, President on May 9, 1997 and Chairman and Chief Executive Officer as of June 24, 1998. He also has been the Secretary of the Company since joining the Company in 1991. He also has served as Vice President from 1991 until May 1996, Chief Financial Officer and Treasurer from 1991 until May 1997, Senior Vice President from May 1996 until May 1997 and Chief Operating Officer from May 1996 until June 1998.

                BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

     The Company's Board of Directors held four meetings during the fiscal year ended March 31, 1998 ("fiscal 1998"). Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and any committee of which he was a member, except Mr. Michael E. Barker who attended 25% of such meetings.

     During fiscal 1998, directors who were not employees of the Company received directors' fees of $7,500 per annum and an additional fee of $375 for each meeting of the Board of Directors attended in person. In addition, the Company maintains directors' and officers' liability insurance.

AUDIT COMMITTEE

     The Board has an Audit Committee consisting of Messrs. Brian D. Young (as Chairman), Andrews and Barker. The Audit Committee's duties include recommending to the Board of Directors the appointment of the independent auditors of the Company, reviewing with the independent auditors their report as well as any recommendations with respect to the Company's accounting policies, procedures and internal controls. In addition, this committee is charged with reviewing the independent auditor's fees for audit and non-audit services, and determining whether there are any conflicts of interest in financial or business matters between the Company and any of its officers or employees. The Audit Committee met twice in fiscal 1998.

COMPENSATION COMMITTEE

     The Board has a Compensation Committee, consisting of Messrs. Brian D. Young (as Chairman), Andrews, Barker and Norred, which is responsible for reviewing and approving the compensation of the executive officers of the Company, and approving and recommending changes to the incentive plans of the Company. The Committee is also responsible for administering the Company's Employee Stock Option Plan and Director Stock Option Plan. The Compensation Committee met twice in fiscal 1998.

NOMINATING COMMITTEE; NOMINATION PROCEDURES

     The Company does not have a standing nominating committee. The Board of Directors, however, is responsible for the evaluation and recommendation of qualified nominees, as well as other matters pertaining to Board composition and size. The Board will give appropriate consideration to qualified persons recommended by stockholders for nomination as director in accordance with the Company's By-Laws, as summarized below.

     In general, such recommendations can only be made by a stockholder entitled to notice of, and to vote at, a meeting at which directors are to be elected, must be in writing and must be received by the Secretary of the Company within a prescribed period prior to the annual or special meeting, as the case may be. A copy of the By-Laws is available from the Company upon request.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth all cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued, to the Company's chief executive officer, to the other executive officers of the Company at the end of fiscal 1998 whose annual salary and bonus in fiscal year 1998 exceeded $100,000 (the "Named Executive Officers") for each of fiscal years 1996, 1997 and 1998, respectively. Such compensation was paid for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL              LONG-TERM
                                                COMPENSATION          COMPENSATION
                                              -----------------   --------------------
                                                                    AWARDS     PAYOUTS
                                                                    ------     -------
                                                                  SECURITIES
                                                                  UNDERLYING    LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY     BONUS     OPTIONS     PAYOUTS   COMPENSATION(2)
---------------------------            ----   ------     -----     -------     -------   ---------------
                                                ($)       ($)        (#)         ($)           ($)
Jeffery M. Boetticher,                 1998   365,576   281,250     203,060    900,000(5)     10,086
  Chairman of the Board                1997   329,229   380,000      65,000         --        6,895
  and Chief Executive Officer (1)      1996   297,681   384,045     220,000         --        6,439
Anna M. Baird,                         1998   127,517   100,000      70,000    200,000       10,414
  Vice President, Chief Financial      1997    99,923   100,000      16,000         --        6,211
  Officer and Treasurer (3)
Kathleen Bullions,                     1998   124,115   100,000      70,000    200,000       10,414
  Vice President of Operations (3)     1997    99,769   100,000      16,000         --        6,211
Fred C. Young,                         1998   312,890   285,000     220,000    861,000       10,746
  President, Chief Operating Officer   1997   266,553   380,000      65,000         --        6,895
  and Secretary (4)                    1996   221,154   324,045     178,000         --        6,493

---------

(1) Mr. Boetticher resigned from his positions as Chairman of the Board and Chief Executive Officer of the Company as of June 24, 1998.

(2) Represents amounts accrued by the employer for the individual under the 401(k) plan of the Company.

(3) Ms. Baird and Ms. Bullions became Named Executive Officers in April 1996.

(4) Mr. Young became Chairman to the Board and Chief Executive Officer and ceased to be Chief Operating Officer as of June 24, 1998.

(5) Mr. Boetticher received $50,000 within the first 45 days of fiscal 1999 and will receive the remaining $850,000 no later than December 1998.

STOCK OPTION PLANS

     The Board of Directors and stockholders of the Company have adopted the Company's 1992 Employee Stock Option Plan, as amended (the "Employee Plan"), and have authorized the issuance of options and stock appreciation rights covering up to 3,200,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options and stock appreciation rights may be granted under the Employee Plan to key salaried employees (including those who may also be directors but who are not members of the Compensation Committee) of the Company and its subsidiaries.

     The Board of Directors and stockholders have also adopted the Company's 1992 Director Stock Option Plan, as amended (the "Director Plan"), and have authorized the issuance of options and stock appreciation rights covering up to 75,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Under the Director Plan, options and stock appreciation rights may be granted by the Compensation Committee to non-employee Directors of the Company.

     The following table sets forth information concerning the stock options granted to each of the Company's Named Executive Officers in fiscal 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                           FOR OPTION TERM(1)
                         -----------------------------------------------------   ------------------------------
                          NUMBER OF     % OF TOTAL
                         SECURITIES      OPTIONS
                         UNDERLYING     GRANTED TO
                           OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION
         NAME              GRANTED     FISCAL YEAR    BASE PRICE       DATE            5%             10%
         ----              -------     -----------    ----------       ----            --             ---
                             (#)           (%)         ($/SHARE)                      ($)             ($)
Jeffery M.
  Boetticher...........      45,000         4.3          21.44       4/23/07         606,570(2)    1,537,348(3)
                            158,060        15.1          30.25       1/13/08       3,006,925(4)    7,620,172(5)
Anna M. Baird..........      10,000         1.0          21.44       4/23/07         134,793(2)      341,633(3)
                             60,000         5.7          30.25       1/13/08       1,141,437(4)    2,892,638(5)
Kathleen Bullions......      10,000         1.0          21.44       4/23/07         134,793(2)      341,633(3)
                             60,000         5.7          30.25       1/13/08       1,141,437(4)    2,892,638(5)
Fred C. Young..........      45,000         4.3          21.44       4/23/07         606,570(2)    1,537,348(3)
                            175,000        16.7          30.25       1/13/08       3,329,191(4)    8,436,861(5)
All Stockholders.......  16,765,110                      21.44                   225,993,683(2)  572,863,808(3)
                         16,765,110                      30.25                   318,872,392(4)  808,245,953(5)

---------

(1) Assumes, from the date of grant of the option through its ten year expiration date, a hypothetical 5% and 10% per year appreciation (compounded annually) in the fair market value of the Common Stock. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Common Stock. If the Common Stock does not increase in value from the date of grant of the stock option, such option would be valueless.

(2) Assumes a fair market value of the Common Stock of $34.92 per share.

(3) Assumes a fair market value of the Common Stock of $55.61 per share.

(4) Assumes a fair market value of the Common Stock of $49.27 per share.

(5) Assumes a fair market value of the Common Stock of $78.46 per share.

     The following table sets forth information with respect to each of the Company's Named Executive Officers concerning the exercise of options during fiscal 1998 and unexercised options held as of March 31, 1998:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                              SECURITIES             VALUE OF
                                                              UNDERLYING           UNEXERCISED
                                                             UNEXERCISED           IN-THE-MONEY
                                                               OPTIONS               OPTIONS
                           SHARES ACQUIRED      VALUE         AT FISCAL             AT FISCAL
           NAME              ON EXERCISE      REALIZED         YEAR END              YEAR END
           ----              -----------      --------         --------              --------
                                 (#)             ($)       (# EXERCISABLE/       ($ EXERCISABLE/
                                                           # UNEXERCISABLE)      $ UNEXERCISABLE)
Jeffery M. Boetticher.....     65,000         2,212,634    483,332/319,728     11,966,601/3,887,310
Anna M. Baird.............        -0-               -0-      62,332/90,668        1,537,251/933,543
Kathleen Bullions.........        -0-               -0-      50,332/90,668        1,199,041/933,543
Fred C. Young.............        -0-               -0-    462,332/322,668     11,667,924/3,703,971

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is charged with administering the Company's compensation programs for executive officers, including basic compensation and incentive compensation plans, and the Company's stock option plans, including the Employee Plan. The Company believes that its total executive compensation package should be designed to facilitate the achievement of short- and long-range Company goals, to recognize individual executive performance and contribution, and to promote increased value creation for the Company's stockholders. To this end, the Company and the Compensation Committee seek to:

     - Hire, train, develop, compensate and retain the highest quality executives possible for the Company's success.

     - Reward executives for outstanding contributions to the achievement of the Company's goals and overall success.

     - Provide incentives for executives to align their goals with those of the stockholders through pay-for-performance and growth-driven compensation in the form of cash compensation and stock option plans.

BASIC COMPENSATION

     Basic compensation for executives is paid based upon performance, experience, the requirements of the position and the executive's relative ability to impact the Company's overall growth and success. The Company and the Compensation Committee believe that the basic compensation paid to the Company's executives is competitive with that paid to executives in other direct marketing and computer companies. The cash compensation paid during fiscal 1998 to the Company's executives as a group is in the middle range compared with that of such peer group. Historically, in making compensation decisions the Company has relied upon its Board of Directors and the Compensation Committee regarding their collective knowledge of the industry, the functions that Company executives perform and comparative salaries. Salaries and bonuses for fiscal 1998 were set in May 1997.

     The primary goals for executives, in their own respective positions, are to help the Company achieve its yearly sales, profit and growth targets as established by the Board of Directors. Salaries for the executives are reviewed by the Compensation Committee on an annual basis and may be increased or decreased based upon the Compensation Committee's decision that they are competitive in the industry, and/or that a particular executive's contributions to the Company have been significant during the year.

     As a group, the Company's executives received salary increases averaging 18% for fiscal 1998.

INCENTIVE COMPENSATION PLANS

     The Company has a variable compensation plan covering all employees, including executive officers. This plan provides for the payment of a bonus to participants, equal to a percentage of base salary, in the event that certain annual performance targets for revenue and operating profits are achieved. Any payments under this plan are subject to approval by the Board of Directors on an annual basis. Payments made to the Named Executive Officers in fiscal 1998 under this plan are set forth in the Summary Compensation Table under the caption "Annual Compensation--Bonus."

     The Company had a long-term incentive compensation plan covering fiscal 1996, 1997 and 1998 which was paid following the completion of the fiscal 1998 audit and within the first 45 days of fiscal 1999, as the three-year targets were achieved. Payments made to the Named Executive Officers under this plan are set forth in the Summary Compensation Table under the caption "Long-Term Compensation--Payouts--LTIP Payouts." The Compensation Committee has approved and the Company is in the process of establishing a similar plan for fiscal 1999-2001.

     The Company's incentive compensation plans are predicated on the Company's belief that executives contribute to stockholder returns by increasing the Company's stock price, maximizing earnings and profit, and providing for long-term growth.

STOCK OPTION PLAN

     In fiscal 1993, the Company's Board of Directors and stockholders approved the Employee Plan, pursuant to which stock options may be granted by the Compensation Committee to key employees, including those who may be executive officers of the Company. This plan was amended in fiscal 1995, fiscal 1996, fiscal 1997 and fiscal 1998 pursuant to a vote of stockholders to increase the number of shares available for the grant of options thereunder. Information with respect to the options granted to the Named Executive Officers in fiscal 1998 is set forth in the table entitled "Option Grants in Last Fiscal Year' appearing elsewhere in this proxy statement. The Compensation Committee believes that the options granted are consistent with the Company's overall compensation policies and the individual compensation packages of each Named Executive Officer.

     Historically, all options granted under the Plan were exercisable at the fair market value of the stock on the date of grant of the option. As amended in fiscal 1998, the Plan requires that all options have an exercise price of not less than the fair market value of the stock on the date of grant of the option.

CHIEF EXECUTIVE OFFICER'S COMPENSATION ANALYSIS

     In determining the total compensation for Mr. Boetticher, the Chief Executive Officer, the Compensation Committee used the same criteria described above in the opening paragraphs of this section and the Basic Compensation section. In addition, the Committee considered the Company's performance against goals established by the Board of Directors at the beginning of the year.

     The Compensation Committee believes that the increase in base salary and grants of options to Mr. Boetticher were appropriate for fiscal 1998 because of the performance of the Company, his individual performance, general executive compensation trends and the overall business environment.

SUMMARY

     In the aggregate, an average of 45% (not including the long-term incentive plan payment) of the Company's Named Executive Officers' cash compensation for fiscal 1998 came from incentives directly related to Company performance. The Company believes that the compensation paid to its executives for fiscal 1998 was reasonable in view of the Company's performance and the contributions of those executives to that performance, as well as the comparison of their compensation with that of other direct marketing and computer companies.

                                COMPENSATION COMMITTEE:
                                Brian D. Young, Chairman
                                William F. Andrews
                                Michael E. Barker
                                William Norred

                               PERFORMANCE GRAPH

                                                           NASDAQ            NASDAQ
        MEASUREMENT PERIOD                                 MARKET           COMPUTER          OLD PEER
      (FISCAL YEAR COVERED)            BLACK BOX           INDEX          MANUFACTURES         GROUP
          6/6/94                          100               100               100               100
          3/95                            126               111               136               110
          3/96                            145               151               209               168
          3/97                            229               168               229               141
          3/98                            314               255               406               174

     The above graph represents and compares the value, through March 31, 1998, of a hypothetical investment of $100 made on June 6, 1994, the date of the spin-off of MICOM Communications Corp. ("MICOM"), in each of (i) the Company's Common Stock, (ii) the Nasdaq Market Index, (iii) the Nasdaq Computer Manufacturers Index and (iv) the Company's former peer group (consisting of CDW Computer Centers, Inc., Micro Warehouse, Inc., Sigma-Aldrich Corp. and Viking Office Products, Inc. (the "Former Peer Group")) assuming, in each case, the reinvestment of dividends. The cumulative stockholder return through March 31, 1998 indicates that the Company has performed comparably to the Nasdaq Computer Manufacturers Index, the Nasdaq Market Value Index and the Former Peer Group. The Company decided to change to the Nasdaq Computer Manufacturers Index as its peer group because the Company believes that this index is more relevant as it is a larger group of companies in the same industry.

     The Company believes any comparisons of the price of the Company's Common Stock before June 6, 1994, would not be useful to stockholders since the value of the Company's Common Stock prior to that date included the value of MICOM, which was spun off at that time. On June 3, 1994, the date on which the spin-off was consummated, the closing price of the post-spin-off Company Common Stock was $12.00. On June 6, 1994, the last trading day prior to the consummation of the spin-off, the closing price of historical combined common stock was $21.25.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1998, the Compensation Committee of the Board of Directors consisted of Mr. Brian D. Young, as Chairman, and Messrs. Andrews, Barker and Norred.

     Mr. Barker was formerly Chairman of the Board of the Company from March 1991 until November 1995, although he received no compensation from the Company for serving in such capacity; however, he did receive certain fees under a services agreement with Odyssey Investors, Inc. This services agreement provided for the provision of consulting and advisory services by Odyssey Investors, Inc. for an annual fee of $150,000. Beginning January 1, 1995, one-half of this fee was paid to Odyssey Investors, Inc. and one-half to Mr. Barker, a former principal of Odyssey Partners which was affiliated with Odyssey Investors, Inc. In fiscal 1996 and fiscal 1995 Mr. Barker received $65,250 and $18,750, respectively. This services agreement expired in December 1995.

     Mr. Barker was formerly the President of the Company until June 3, 1994 preceded by Mr. Brian D. Young as President from February 1989 until January 1992.

     In October 1994, Mr. Barker entered into a Quotaholder Agreement with Black Box do Brazil Industria e Comercio Ltda. ("Black Box Brazil"), a subsidiary of the Company (the "Quotaholder Agreement"). The Quotaholder Agreement provided for Mr. Barker to receive 27,000 quotas (the equivalent of shares), or 15% equity ownership, in Black Box Brazil in return for providing managerial expertise to Black Box Brazil. Under the Quotaholder Agreement, the Company has the option to purchase Mr. Barker's (and another party's) quotas after three years and is obligated to purchase such quotas after five years based upon a predetermined formula. The Quotaholder Agreement further provides for pre-emptive rights in the event that additional quotas are issued, and restricts Mr. Barker from competing with Black Box Brazil for a period of two years after having had any affiliation with Black Box Brazil. In November 1997, the Company exercised its option under the Quotaholder Agreement to repurchase Mr. Barker's minority interest. Mr. Barker has objected to the valuation of his interest and the matter is currently in arbitration.

     Mr. Norred founded MICOM Systems, Inc., the predecessor of the Company, and served as its President and Chief Executive Officer until December 1987.

CHANGE OF CONTROL AGREEMENT

     The Company has a change of control agreement with Fred C. Young, Chairman of the Board and Chief Executive Officer, President and Secretary. The purpose of this agreement is to encourage the executive to remain with the Company, and thereby assure the Company of the continued availability of his services and this advice, in the event of an attempted change in control of the Company. This agreement is for a five-year term and becomes operative only upon a "change in control" of the Company, as defined in the agreement. If, within the term of the agreement and after a change of control, the executive's employment is terminated by the Company other than for cause or is terminated by the executive for "good reason" (such as a reduction in salary or benefits or diminution in duties), the executive will be entitled to a lump sum payment of generally up to three times the sum of his base salary (as defined) plus the average cash award received by him under the Company's incentive compensation or bonus plan for the prior two years. The Company is also required to maintain the executive's other benefits (life insurance, health insurance, etc.) through the unexpired term of the agreement. The agreement also provides for the immediate vesting of any outstanding stock appreciation rights or options. If the executive terminates his employment without "good reason," the executive would not be entitled to receive further salary and benefits under the agreement. In addition, the Company may terminate the executive for "cause" (as defined), at which time all salary and other benefits to the executive would cease.

SEPARATION AGREEMENT

     In connection with Mr. Boetticher's separation of employment from the Company, the Company entered into an agreement with him pursuant to which in exchange for confirmation of noncompete and nonsolicitation covenants, as well as certain releases and waivers of rights by Mr. Boetticher, the Company agreed to vest all options held by Mr. Boetticher as of September 1, 1998. Mr. Boetticher also agreed to be available to consult with the Company for a period ending August 31, 1999.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information available to the Company as of June 19, 1998, regarding the beneficial ownership of the Company's Common Stock by all those known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock.

                                                              NUMBER OF      PERCENT OF
                                                               SHARES          SHARES
                                                               ------          ------
William Blair & Company, L.L.C. (1).........................  1,996,600         11.9
  222 W. Adams Street, Chicago, Illinois 60606
FMR Corp. (2)...............................................  1,863,100         11.1
  82 Devonshire Street, Boston, Massachusetts 02109
RCM General Corporation
RCM Limited, L.P.
Dresdner RCM Global Investors LLC(3)........................  1,452,200          8.7
  Four Embarcadero Center, Suite 2900, San Francisco,
     California 94111
J&W Seligman & Co. Incorporated (4).........................  1,121,925          6.7
  100 Park Avenue, 4th Floor, New York, New York 10017
AMVESCAP PLC (5)............................................   980,200           5.8
  11 Devonshire Square, London EC2M 4YR England
The Capital Group Companies, Inc.(6)........................   964,000           5.7
  333 S. Hope Street, Los Angeles, California 90071

---------

(1) William Blair & Company is a registered investment advisor and has sole dispositive power over all of the shares held and sole voting power for 877,950 shares.

(2) FMR Corp. is a parent holding company and includes shares held by Fidelity Management & Research Company, a registered investment advisor, and Fidelity Low-Priced Stock Fund, a registered investment company. Such shares may also be deemed to be held by Mr. Edward C. Johnson 3d and Ms. Abigail P. Johnson as a result of their control of FMR Corp. Of the 1,863,100 shares beneficially owned, all are held without voting power and with sole dispositive power.

(3) RCM General Corporation is the general partner of RCM Limited, L.P. RCM Limited, L.P. is the Managing Agent of Dresdner RCM Global Investors LLC, a registered investment advisor. Of the 1,452,200 shares beneficially owned, 1,212,200 shares are held with sole voting power, 1,405,200 shares are held with sole dispositive power and 47,000 shares are held with shared dispositive power.

(4) J&W Seligman & Co. Incorporated is a registered investment advisor and has shares dispositive power for all of the shares held and sole voting power for 948,700 shares. Such shares may also be deemed to be beneficially owned by Mr. William C. Morris as a control person of J&W Seligman & Co. Incorporated.

(5) AMVESCAP PLC is a parent holding company which, along with certain subsidiaries, hold the securities reported on behalf of other persons and therefore share voting and dispositive power over such shares.

(6) The Capital Group Companies, Inc. is a parent holding company and includes shares held by Capital Research and Management Company, a registered investment advisor and wholly owned subsidiary of The Capital Group Companies, Inc. Of the shares beneficially owned, all are held without voting power and with sole dispositive power.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information available to the Company as of May 15, 1998, regarding the shares of the Company's Common Stock beneficially owned by (i) each of the Company's directors and nominees; (ii) each of the Company's Named Executive Officers; and (iii) all directors and executive officers of the Company as a group.

                                                              NUMBER OF      PERCENT OF
                                                               SHARES          SHARES
                                                               ------          ------
William F. Andrews (1)......................................     9,221            *
Anna M. Baird (3)...........................................    69,204            *
Michael E. Barker...........................................         0            *
Jeffery M. Boetticher (2)(3)................................   534,832          3.2%
Kathleen Bullions (3).......................................    60,998            *
William R. Newlin (1).......................................    24,088            *
William Norred (1)..........................................     9,421            *
Brian D. Young (1)..........................................     3,221            *
Fred C. Young (3)...........................................   518,736          3.1%
All directors and executive officers as a group (9 persons)
  (1)-(3)................................................... 1,229,721          7.3%

---------

(1) Includes, for each of Messrs. Andrews and Norred, 7,221 shares and for Mr. Newlin, 3,888 shares and for Mr. Brian D. Young, 2,221 shares pursuant to rights to acquire such shares as a result of options granted pursuant to the Director Plan.

(2) Includes 2,500 shares owned by Mr. Boetticher's spouse for which he disclaims beneficial ownership.

(3) Includes, for Mr. Boetticher, Ms. Baird, Ms. Bullions and Mr. Fred C. Young, and for all directors and executive officers as a group, 532,332, 68,998, 56,998, 511,332 and 1,190,211 shares, respectively, acquirable within 60 days of May 15, 1998, pursuant to options granted under the Employee Plan and the Director Plan.

  * Represents less than 1% of the Common Stock outstanding.

PROPOSAL 2

          APPROVAL OF AMENDMENTS TO COMPANY EMPLOYEE STOCK OPTION PLAN

     In November 1992, the Board of Directors and stockholders adopted the Employee Plan. The Employee Plan authorized the issuance of options and stock appreciation rights covering up to 1,000,000 shares of Common Stock (subject to appropriate adjustments in the event of stock-splits, stock dividends and similar dilutive events). In prior years, the Board of Directors adopted and the stockholders approved increases in the number of shares available for the grant of options under the Plan from 1,000,000 to 3,200,000. The Employee Plan constitutes a key element of the Company's incentive program and is utilized to attract, retain and motivate key employees of the Company and to align key employee and stockholder interests.

     As a result of the prior grant of stock options under the Employee Plan, the number of shares available for grant of stock options or stock appreciation rights as of June 15, 1998 is 18,888 shares. The Board of Directors has determined that this amount is insufficient to continue to maintain the Company's needs under its incentive program. As a result, the Board has adopted and proposes that the stockholders approve an amendment to the Employee Plan which will increase the total number of shares available for the grant of stock options under the Employee Plan by 700,000 shares, thereby increasing the aggregate number of shares which would be available for the grant of options or stock appreciation rights from 3,200,000 to 3,900,000.

     The Board believes that the increase in the number of shares available for issuance under the Employee Plan will strengthen the Company's ability to attract, retain and motivate key employees of the Company and motivate such parties to attain individual performance and overall corporate goals. Currently, excluding options granted to MICOM employees prior to the spinoff of MICOM and assuming all of the options granted are ultimately exercised, Black Box employees would own 12.6% of the outstanding shares. The proposed increase in the shares available for issuance would increase that percentage to 16% which based on an independent study completed by Buck Consultants, Inc. in early 1998, the similar percentage for S&P Small Cap companies was 7-16%, for High Technology companies was 16% and for companies with revenues of $100 million to $500 million was 13-18%. Therefore, the Board believes this proposed increase is appropriate. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote and present at the meeting is required to approve the amendment to the Employee Plan.

     Because executive officers (who also may be members of the Board of Directors) are eligible to receive awards under the Employee Plan, each of them may be deemed to have a personal interest in the adoption of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 2.

                            SUMMARY PLAN DESCRIPTION

     The following description is not a complete statement of the Employee Plan and is qualified in its entirety by reference to the complete text of the Employee Plan, a copy of which is available from the Company upon request.

     ADMINISTRATION. The Employee Plan is administered by a committee consisting of at least two directors of the Company who are appointed by and serve at the pleasure of the Board of Directors (the "Committee"). The Committee, from time to time at its discretion, makes determinations with respect to the persons who shall be granted options ("Options") or stock appreciation rights ("Rights"), the number of shares of the Common Stock that may be purchased pursuant to such Options or Rights and the designation of Options as Incentive Stock Options or Non-Qualified Stock Options, as defined below. The interpretation and construction by the Committee of any provisions of the Employee Plan or of an Option or Right granted thereunder is binding and conclusive on all optionees and on their legal representatives and beneficiaries.

     TYPES OF OPTIONS. The Committee, in its discretion, may grant Options to purchase shares of Common Stock either in the form of incentive stock options ("Incentive Stock Options") qualified as such under the

Internal Revenue Code of 1986, as amended (the "Code"), or other options ("Non-Qualified Stock Options"), as designated in the optionee's stock option agreement. Historically, the Company has only granted Non-Qualified Stock Options.

     RIGHTS. The Committee, in its discretion, may grant Rights either alone, simultaneously with the grant of an Incentive Stock Option or Non-Qualified Stock Option and in conjunction therewith, or subsequent to the grant of a Non-Qualified Stock Option and in conjunction therewith or in the alternative thereto.

     ELIGIBILITY. Any key salaried employee who is not a member of the Committee may be granted Incentive Stock Options, Non-Qualified Stock Options or Rights under the Employee Plan until November 30, 2002.

     EXERCISE PRICE. The Committee shall determine the exercise price for each Option or Right granted under the Employee Plan, provided however, that the exercise price: (1) in the case of an Incentive Stock Option granted to an employee, other than an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a "Ten-Percent Stockholder"), shall not be less than the fair market value of the shares to which the Option relates on the date of grant; (2) in the case of an Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder, shall not be less than 110% of the fair market value of the shares to which the Option relates on the date of grant; (3) in the case of a Right granted alone, shall not be less than 100% of the fair market value of the shares to which the Right relates.

     The Employee Plan requires all Non-Qualified Stock Options to be granted at the fair market value on the date of grant.

     EXERCISE PERIOD AND EXERCISE OF OPTIONS OR RIGHTS. An Option or Right may be exercised in whole at any time, or in part from time to time, within such period or periods as may be determined by the Committee and set forth in the grantee's agreement, provided that: (1) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant; and
(2) no Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder shall be exercisable after the expiration of five years from its date of grant. Options granted to date have vested in the grantee after three years from the date of the grant. Options are not transferable by the optionee except by will or by the laws of descent and distribution.

     TERMINATION OF EMPLOYMENT; DISABILITY; DEATH. Upon termination of employment, an Option or Right previously granted to an employee, unless otherwise specified by the Compensation Committee and to the extent not previously exercised, shall terminate and become null and void, provided that:
(i) if the employee shall die while in the employ of the Company or within three
(3) months of retirement from such employment or within one (1) year of retirement from employment by reason of disability, the legal representative or heirs of such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) for a one-year period following the date of death; (ii) if the employment shall have been terminated by reason of retirement, disability or termination other than for cause (as defined in the Employee Plan), then such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) at any time up to (a) three months after termination by reason of retirement or other than for cause and (b) one
(1) year after termination by reason of disability. If an employee voluntarily terminates his employment or is terminated for cause, any Option or Right, unless otherwise specified by the Committee, shall immediately terminate.

     PAYMENT. The exercise price of shares purchased pursuant to an Option shall be paid in full at the time of any exercise either in cash or by certified check; provided, however, to the extent that the terms of such Option provide, the purchase price may be paid for, in whole or in part, by delivering previously-owned shares of Common Stock or, in part, by promissory note (for not more than 80% of such purchase price subject to applicable margin requirements).

     LIMITATION ON ANNUAL AWARDS. The aggregate fair market value of stock for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the terms of the Employee Plan shall not exceed the sum of $100,000.

     ADJUSTMENTS, AMENDMENT OR DISCONTINUANCE. In the event of any change in the outstanding Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Committee shall make such adjustment to each outstanding Option and Right that it, in its sole discretion, deems appropriate. In addition, in the event of any such change, the Committee shall make any further adjustment as may be appropriate to the maximum number of shares which may be acquired under the Employee Plan pursuant to the exercise of Options and Rights, the maximum number of shares which may be so acquired by one employee and the number of shares and prices per share subject to outstanding Options and Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Committee as to these matters shall be conclusive.

     In the event of a "change in control" of the Company, as defined in the Employee Plan, all then outstanding Options and Rights shall immediately become exercisable. The Committee, in its discretion, may determine that, upon the occurrence of a change in control transaction, each Option or Right outstanding under the Employee Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such share immediately prior to such transaction over the exercise price per share of such Option or Right.

     The Board of Directors or the Committee, as the case may be, may, from time to time, amend the Employee Plan, provided that no amendment shall be made, without the approval of the stockholders of the Company, that will (i) increase the total number of shares reserved for Options under the Employee Plan (other than an increase resulting from an adjustment of outstanding Common Stock), (ii) reduce the exercise price of any Incentive Stock Option granted under the Employee Plan below the price required by the Employee Plan, (iii) modify the provisions of the Employee Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Employee Plan. The rights and obligations under any Option or Right granted before amendment of the Employee Plan or any unexercised portion of such Option or Right shall not be adversely affected by amendment of the Employee Plan, Option or Right without the consent of the holder of such Option or Right. The Board of Directors may at any time suspend or terminate the Employee Plan.

     TERM OF PLAN. Options and Rights may be granted under the Employee Plan until November 30, 2002.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. The Employee Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Code.

     INCENTIVE STOCK OPTIONS. Some options to be issued under the Employee Plan will be designated as Incentive Stock Options and are intended to qualify under
Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an Incentive Stock Option, nor is the Company entitled to any deduction. The exercise of an Incentive Stock Option is also is not a taxable event, although the difference between the option price and the fair market value on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. The taxation of gain or loss upon the sale of stock acquired upon exercise of an Incentive Stock Option depends in part on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee (the "ISO Holding Period").

     If the ISO Holding Period is not met, then, upon disposition of such shares (a "disqualifying disposition"), the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price, limited, however to the gain on sale. Any additional gain would be taxable as capital gain (see below). If the optionee disposes of the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the Incentive Stock Option was exercised and such disposition is a sale or exchange to an unrelated party, the amount includible as compensation income to the optionee will be limited to the excess of the amount received on the sale or exchange over the exercise price.

     If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

     If the ISO Holding Period is met, the treatment of the gain upon the sale of the shares depends on the date the shares were sold and the period such shares were held by the optionee. With respect to sales after July 28, 1997, if the shares were held at least 18 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 20%. If, however, the sale occurs on or after July 28, 1997 and the shares were held at least one year (so as to satisfy the ISO Holding Period) but less than 18 months, the gain is taxable as a "mid-term gain" at a maximum rate of 28%.

     A maximum capital gains rate of 18% will apply to certain sales after December 1, 2000 of shares acquired upon the exercise of an Incentive Stock Option if such shares have been held for at least five years.

     If the Incentive Stock Option is exercised by delivery of previously-owned shares of common stock in partial or full payment of the option price, no gain or loss will ordinarily be recognized by the optionee on the transfer of such previously-owned shares. However, if the previously-owned transferred shares were acquired through the exercise of an Incentive Stock Option, the optionee may realize ordinary income with respect to the shares used to exercise an Incentive Stock Option if such transferred shares have not been held for the ISO Holding Period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If an Incentive Stock Option is exercised through the payment of the exercise price by the delivery of common stock, to the extent that the number of shares received exceeds the number of shares surrendered, such excess shares will possibly be considered Incentive Stock Option stock with a zero basis.

     NON-QUALIFIED STOCK OPTIONS. Some options to be issued under the Employee Plan will be designated as Non-Qualified Stock Options. If (as in the case of Non-Qualified Stock Options granted under the Employee Plan at this time) the Non-Qualified Stock Option does not have a "readily ascertainable fair market value" at the time of the grant, the Non-Qualified Stock Option is not included as compensation income at the time of grant. Rather, the optionee realizes compensation income only when the Non-Qualified Stock Option is exercised and the optionee has become substantially vested in the shares transferred. The shares are considered to be substantially vested when they are either transferable or not subject to a substantial risk of forfeiture. The amount of income realized is equal to the excess of the fair market value of the shares at the time the shares become substantially vested over the sum of the exercise price plus the amount, if any, paid by the optionee for the Non-Qualified Stock Option.

     If a Non-Qualified Stock Option is exercised through payment of the exercise price by the delivery of common stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

     Generally, the optionee's basis in the shares will be the exercise price plus the compensation income realized at the time of exercise and the amount, if any, paid by the optionee for the Non-Qualified Stock Option. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised; such short-term gains are taxable as ordinary income. With respect to sales after July 28, 1997, if the shares were held at least 18 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 20%. If, however, the sale occurs on or after July 28, 1997 and the shares were held at least one year but less than 18 months, the gain is taxable as a "mid-term gain" at a maximum rate of 28%.

     A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000, of shares acquired upon the exercise of an Non-Qualified Stock Option if such shares have been held for at least five years.

     If a Non-Qualified Stock Option expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the Non-Qualified Stock Option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the Non-Qualified Stock Option.

     The Company is generally entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in the Company's taxable year in which the income is included as compensation to the optionee.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Employee Plan and does not purport to be a complete description of all federal income tax aspects of the Employee Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Employee Plan and the sale or other disposition of shares acquired upon the exercise of the options. Each employee receiving a grant of options should consult with his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the Employee Plan.

     The foregoing rules regarding time of taxation of optionees upon the disposition of stock acquired upon the exercise of an Incentive Stock Option and upon the exercise of a Non-Qualified Stock Option may differ somewhat with respect to Options that are exercised within six months of the date of grant by optionees who are subject to the short-swing profit restrictions of Section 16(b) of the Exchange Act.

     If the option price is paid by an optionee in part by promissory note, the interest paid by the optionee under the promissory note is investment indebtedness which is deductible by the optionee as an itemized deduction from gross income to the extent the optionee has net investment income; interest that is disallowed because of this limitation may be carried over to succeeding tax years and is deductible in the carryover year, subject to the net investment income limitation.

     Rights are treated very similarly to Options for tax purposes. The holder of a Right will not normally realize any taxable income upon the grant of a Right. Upon the exercise of a Right, the person exercising the Right will realize compensation taxable as ordinary income equal to either (i) the cash received upon the exercise of the Right or (ii) if shares are received upon the exercise of the Right, the fair market value of such shares as of the exercise date. The basis of any shares acquired upon exercise of a Right will be their fair market value on the date of exercise, and the holding period will commence at that time. The Company will be entitled to a deduction for compensation paid in the same amount which the holder of the Right realizes as ordinary income.

PROPOSAL 3

          APPROVAL OF AMENDMENTS TO COMPANY DIRECTOR STOCK OPTION PLAN

     In November 1992, the Board of Directors and stockholders adopted the Director Plan. The Director Plan authorized the issuance of options and stock appreciation rights covering up to 25,000 shares of Common Stock (subject to appropriate adjustments in the event of stock-splits, stock dividends and similar dilutive events). In August 1996, the stockholders approved an increase in the number of shares available for the grant of options under the Director Plan to 75,000. The Director Plan constitutes a key element of the Company's incentive program which is utilized to attract and retain the services of persons capable of filling director positions of the Company.

     As a result of the prior grant of stock options under the Director Plan, only shares are currently available for grant of stock options or stock appreciation rights. The Board of Directors has determined that this amount is insufficient to continue to maintain the Company's needs. As a result, the Board has adopted and proposes that the stockholders approve an amendment to the Director Plan which will increase the total number of shares available for the grant of stock options under the Director Plan by 25,000 shares, thereby increasing the

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

aggregate number of shares which would be available for the grant of options or stock appreciation rights from 75,000 to 100,000.

     The Board believes that the increase in the number of shares available for issuance under the Director Plan will strengthen the Company's ability to attract and retain directors capable of filling such position. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote and present at the meeting is required to approve the amendment to the Director Plan.

     Because non-employee Directors are eligible to receive awards under the Director Plan, each of them may be deemed to have a personal interest in the adoption of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 3.

                            SUMMARY PLAN DESCRIPTION

     The following is a summary description of the Director Plan as proposed to be amended, is not a complete statement of the Director Plan and is qualified in its entirety by reference to the complete text of the Director Plan, a copy of which is available from the Company upon request.

     ADMINISTRATION. The Director Plan is administered by the Board or a committee consisting of at least two directors of the Company who are appointed by and serve at the pleasure of the Board of Directors (the "Plan Administrator"). The Plan Administrator, from time to time at its discretion, makes determinations with respect to the persons who shall be granted Options or Rights, and the number of shares of the Common Stock that may be purchased pursuant to such Options or Rights. The interpretation and construction by the Plan Administrator of any provisions of the Director Plan or of an Option or Right granted thereunder is binding and conclusive on all optionees and on their legal representatives and beneficiaries.

     TYPES OF OPTIONS. The Options granted under the Director Plan will be Non-Qualified Stock Options under the Code.

     RIGHTS. The Plan Administrator, in its discretion, may grant Rights either alone, simultaneously with the grant of an Option and in conjunction therewith, or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto.

     ELIGIBILITY. Any non-employee director may be granted Options or Rights under the Director Plan until November 30, 2002.

     EXERCISE PRICE. The Plan Administrator shall determine the exercise price for each Option or Right granted under the Director Plan; provided however, that the exercise price shall not be less than 100% of the fair market value on the date of grant of the shares to which the Option or Right relates.

     All Options granted to date have been at the fair market value on the date of grant and the Director Plan is being amended to make this be a requirement.

     EXERCISE PERIOD AND EXERCISE OF OPTIONS OR RIGHTS. An Option or Right may be exercised in whole at any time, or in part from time to time, within such period or periods as may be determined by the Plan Administrator and set forth in the grantee's agreement. Options are not transferable by the optionee except by will or by the laws of descent and distribution.

     TERMINATION OF EMPLOYMENT; DISABILITY; DEATH. Upon cessation of such person's status as a director, an Option or Right previously granted to the director, unless otherwise specified by the Plan Administrator and to the extent not previously exercised, shall terminate and become null and void, provided that: (i) if the director shall die while in the employ of the Company or within three (3) months of retirement or within one (1) year of retirement by reason of disability, the legal representative or heirs of such director shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) for a one-year period following the date of death; (ii) if the employment shall have been terminated by reason of retirement, disability or removal other than for cause (as defined in the Director Plan), then such director shall be entitled to exercise such Option or

Right (to the extent otherwise exercisable) at any time up to (a) three months after termination by reason of retirement or removal other than for cause and
(b) one (1) year after termination by reason of disability. If a director voluntarily terminates his service or is terminated for cause, any Option or Right, unless otherwise specified by the Plan Administrator, shall immediately terminate.

     PAYMENT. The exercise price of shares purchased pursuant to an Option shall be paid in full at the time of any exercise either in cash or by certified check; provided, however, to the extent that the terms of such Option provide, the purchase price may be paid for, in whole or in part, by delivering previously-owned shares of Common Stock or, in part, by promissory note (for not more than 80% of such purchase price subject to applicable margin requirements).

     ADJUSTMENTS, AMENDMENT OR DISCONTINUANCE. In the event of any change in the outstanding Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Plan Administrator shall make such adjustment to each outstanding Option and Right that it, in its sole discretion, deems appropriate. In addition, in the event of any such change, the Plan Administrator shall make any further adjustment as may be appropriate to the maximum number of shares which may be acquired under the Director Plan pursuant to the exercise of Options and Rights, the maximum number of shares which may be so acquired by one director and the number of shares and prices per share subject to outstanding Options and Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Plan Administrator as to these matters shall be conclusive.

     In the event of a "change in control" of the Company, as defined in the Director Plan, all then outstanding Options and Rights shall immediately become exercisable. The Plan Administrator, in its discretion, may determine that, upon the occurrence of a change in control transaction, each Option or Right outstanding under the Director Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such share immediately prior to such transaction over the exercise price per share of such Option or Right.

     The Board of Directors or the Plan Administrator, as the case may be, may, from time to time, amend the Director Plan, provided that no amendment shall be made, without the approval of the stockholders of the Company, that will (i) increase the total number of shares reserved for Options under the Director Plan (other than an increase resulting from an adjustment of outstanding Common Stock), (ii) reduce the exercise price of any Option granted under the Director Plan below the price required by the Director Plan, (iii) modify the provisions of the Director Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Director Plan. The rights and obligations under any Option or Right granted before amendment of the Director Plan or any unexercised portion of such Option or Right shall not be adversely affected by amendment of the Director Plan, Option or Right without the consent of the holder of such Option or Right. The Board of Directors may at any time suspend or terminate the Director Plan.

     TERM OF PLAN. Options and Rights may be granted under the Director Plan until November 30, 2002.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. The Director Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Code.

     An option to be issued under the Director Plan will be designated as a Non-Qualified Stock Option. If (as in the case of a Non-Qualified Stock Option granted under the Director Plan at this time) the Non-Qualified Stock Option does not have a "readily ascertainable fair market value" at the time of the grant, the Non-Qualified Stock Option is not included as compensation income at the time of grant. Rather, the optionee realizes compensation income only when the Non-Qualified Stock Option is exercised and the optionee has become substantially vested in the shares transferred. The shares are considered to be substantially vested when they are either transferable or not subject to a substantial risk of forfeiture. The amount of income realized is equal to the excess of the fair market value of the shares at the time the shares become substantially vested over the sum of the exercise price plus the amount, if any, paid by the optionee for the Non-Qualified Stock Option.

     If a Non-Qualified Stock Option is exercised through payment of the exercise price by the delivery of common stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

     Generally, the optionee's basis in the shares will be the exercise price plus the compensation income realized at the time of exercise and the amount, if any, paid by the optionee for the Non-Qualified Stock Option. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised; such short-term gains are taxable as ordinary income. With respect to sales after July 28, 1997, if the shares were held at least 18 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 20%. If, however, the sale occurs on or after July 28, 1997 and the shares were held at least one year but less than 18 months, the gain is taxable as a "mid-term gain" at a maximum rate of 28%.

     A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000, of shares acquired upon the exercise of a Non-Qualified Stock Option if such shares have been held for at least five years.

     If a Non-Qualified Stock Option expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the Non-Qualified Stock Option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the Non-Qualified Stock Option.

     The Company is generally entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in the Company's taxable year in which the income is included as compensation to the optionee.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Director Plan and does not purport to be a complete description of all federal income tax aspects of the Director Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Director Plan and the sale or other disposition of shares acquired upon exercise of the options. Each director receiving a grant of options should consult with his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the Director Plan.

     The foregoing rules regarding time of taxation of optionees upon the disposition of stock acquired upon the exercise of an Option may differ somewhat with respect to Options that are exercised within six months of the date of grant by optionees because of the short-swing profit restrictions of Section 16(b) of the Exchange Act.

     If the option price is paid by an optionee in part by promissory note, the interest paid by the optionee under the promissory note is investment indebtedness which is deductible by the optionee as an itemized deduction from gross income to the extent the optionee has net investment income; interest that is disallowed because of this limitation may be carried over to succeeding tax years and is deductible in the carryover year, subject to the net investment income limitation.

     Rights are treated very similarly to Options for tax purposes. The holder of a Right will not normally realize any taxable income upon the grant of a Right. Upon the exercise of a Right, the person exercising the Right will realize compensation taxable as ordinary income equal to either (i) the cash received upon the exercise of the Right or (ii) if shares are received upon the exercise of the Right, the fair market value of such shares as of the exercise date. The basis of any shares acquired upon exercise of a Right will be their fair market value on the date of exercise, and the holding period will commence at that time. The Company will be entitled to a deduction for compensation paid in the same amount which the holder of the Right realizes as ordinary income.

PROPOSAL 4

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 1999. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote on this matter at the meeting is required for the ratification of such appointment.

     Unless otherwise directed by the stockholders, proxies will be voted for the ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending March 31, 1999. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will not be making a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 4.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 1998, as filed with the Securities and Exchange Commission, is available to stockholders. A stockholder may obtain a copy of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company's costs of providing such exhibits by writing to Investor Relations Department, Anna M. Baird, Chief Financial Officer, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Company will pay the expenses in connection with the printing, assembling and mailing to the holders of Common Stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

STOCKHOLDER PROPOSALS

     Stockholders who intend to submit a proposal at the Annual Meeting of the stockholders of the Company expected to be held in August 1999 must submit such proposal to the attention of the Secretary of the Company at the address of its executive offices no later than March 1, 1999.

                             BLACK BOX CORPORATION
                                1000 Park Drive
                          Lawrence, Pennsylvania 15055
                          ----------------------------
                    This Proxy is Solicited on Behalf of the
                          ----------------------------
                       Board of Directors of the Company


PROXY

     The undersigned stockholder hereby appoints Fred C. Young and Brian D. Young, and each of them as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, to vote all of the shares of stock of the Black Box Corporation (the "Company") that the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of the Company, to be held on Monday, August 10, 1998, at 11:00 a.m., local time at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219 to consider and act upon the following matters:

                (continued and to be signed on the reverse side)

                Please Detach and Mail in the Envelope Provided

A [    ] Please mark your votes as in this example.

     The Board of Directors recommends a vote "FOR" proposals numbers 1, 2, 3 and 4.

                            FOR     WITHHOLD

1. Election of five (5)    [    ]    [    ]    Nominees: William F. Andrews
   members of the                                        William R. Newlin
   Board of Directors:                                   William Norred
                                                         Brian D. Young
(Instructions: To withhold authority to vote             Fred C. Young
for any individual nominee, write the
nominee's name in the space below.)


-------------------------------------------

                                              FOR      AGAINST   ABSTAIN
2. The approval of an amendment to the 1992  [    ]    [    ]    [    ]
   Stock Option Plan to increase the
   number of shares authorized under the
   Plan; and

                                              FOR      AGAINST   ABSTAIN
3. The approval of an amendment to the 1992  [    ]    [    ]     [    ]
   Director Stock Option Plan to increase
   the number of shares authorized under
   the Plan; and

                                              FOR      AGAINST    ABSTAIN
4. Ratification of an appointment of Arthur  [    ]    [    ]     [    ]
   Anderson LLP as the Independent public
   accountants of the Company for the
   fiscal year ending March 31, 1998.

Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors for the nominees listed above and for each of the other proposals, and shall have discretionary power to vote upon such matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors has established the close of business on Friday, June 19, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.


Signature
         -------------------------------  --------------------------------
                                           (Signature if held jointly)

Dated                                     1998
         ------------------------------- ,

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.